Exhibit 10.1

FRAMEWORK AGREEMENT

BETWEEN

CHP PARTNERS, LP

AND

MMAC BERKSHIRE, L.L.C.

Dated as of

January 14, 2013

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ARTICLE X MISCELLANEOUS		18

10.1	Not Exclusive, Non-Compete	18
10.2	Notices	18
10.3	Expenses	19
10.4	Costs of Dispute	19
10.5	No Third-Party Beneficiaries	19
10.6	No Assignment	19
10.7	Execution in Counterparts	20
10.8	Amendments	20
10.9	Validity	20
10.10	Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial	20
10.11	Waiver	21
10.12	Binding Effect	21
10.13	Entire Agreement	21
10.14	Remedies Not Exclusive	21
10.15	Approvals in Writing	21

EXHIBITS

EXHIBIT A	–	Form of Assignment and Assumption of the Real Estate Contract
EXHIBIT B	–	Real Estate Contract
EXHIBIT C	–	Form of Amended and Restated Limited Liability Company Agreement of CHP Montecito Partners I, LLC

ii

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2013 (the “Effective Date”), by and between CHP PARTNERS, LP, a Delaware limited partnership (“CHP”), and MMAC BERKSHIRE, L.L.C., a Delaware limited liability company (“Montecito”). CHP and Montecito are sometimes referred to herein collectively as the “Parties”.

RECITALS:

Montecito and CHP desire to jointly acquire, own, operate and eventually sell a 48,984 square foot medical office building and related real property known as Claremont Medical Plaza and located at 1601 Monte Vista, Claremont, California (the “Facility”) through a Facility Entity (as defined below). The Parties desire to enter into this Agreement to set forth certain parameters and agreements relating to the process by which the Parties will acquire the Facility including, without limitation, the sharing of costs associated therewith, and certain other agreements as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following terms shall have the following meanings when used in the Agreement:

“Acquisition Proposal” shall have the meaning set forth in Section 6.4.

“Affiliate” means a Person, which controls, is controlled by, or is under common control with another Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” shall mean this Framework Agreement, as amended, modified, supplemented or restated from time to time.

“Approval” shall have the meaning set forth in Section 3.3(a).

“Assignment and Assumption of Real Estate Contract” shall mean an assignment and assumption of the Real Estate Contract executed by MMIC Acquisition Corporation, a Florida corporation (“MMIC”) for the purchase of the Facility to the Facility Entity, in the form set forth in Exhibit A attached hereto.

“Capital Commitments” shall have the meaning set forth in Section 2.2(b).

“Closing” shall mean the consummation of the formation of each of the Venture and the Facility Entity and the Assignment and Assumption of Real Estate Contract to the Facility Entity and the simultaneous closing of a one hundred percent (100%) fee simple interest in the Facility in accordance with Article VIII.

“Closing Date” shall have the meaning set forth in Section 8.1.

“CHP” shall have the meaning set forth in the Preamble.

“CHP Capital Commitment” shall have the meaning set forth in Section 2.2(b).

“CHP Deposit” shall have the meaning set forth in Section 2.2(d).

“CHP Partner” shall have the meaning set forth in Section 2.1.

“Deposit” shall have the meaning set forth in Section 2.2(d).

“Environmental Law” means (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as now or hereafter amended and the Resource Conservation and Recovery Act of 1976, as now or hereafter amended; (2) the regulations promulgated thereunder, from time to time; and (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, management, storage, disposal or abatement of Hazardous Materials or protection of human health or the environment.

“Environmental Studies” shall have the meaning set forth in Section 3.2.

“Exclusivity Covenant” shall have the meaning set forth in Section 6.4.

“Facility” shall have the meaning set forth in the Recitals and shall include all real property, Improvements and related tangible and intangible personal property comprising such Facility, including, without limitation, lease agreements, security deposits, intellectual property (including, but not limited to, trademarks, copyrights or other licensing agreements), permits and licenses relating to the Facility and owned by the Facility Seller regarding the operation of the Facility.

“Facility Documents” shall mean, with respect to the Facility, the Management Agreement, and all other agreements relating to the Facility.

“Facility Entity” shall mean CHP Claremont CA Owner, LLC, a Delaware limited liability company, formed by the Venture pursuant to this Agreement for the purpose of acquiring, owning, operating and selling the Facility.

“Facility Manager” shall mean the entity engaged by the Venture to provide property management services with respect to the Facility under the Management Agreement. The initial Facility Manager shall be StoneCreek Investment Corporation, d/b/a StoneCreek Company.

“Facility Seller” shall mean Claremont Venture I, L.P. a California limited partnership, the seller under the Real Estate Contract.

“Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to residents of a Facility, invitees or employees of the Facility Manager or a Facility.

“Improvements” shall mean , with respect to the Facility, all buildings and structures comprising the Facility and described in the Investment Package with respect to the Facility, including, all structural and mechanical improvements included therein, interior common finishes, fixtures, furniture, equipment and site improvements, including, landscaping, paved walkways, driveways, and parking lots.

“Initial Budgeted Facility Cost” shall mean the initial acquisition budget prepared and submitted by Montecito or its Affiliates, included in the Investment Package and Approved by CHP in determining whether to approve the acquisition of the Facility, including the total expenses anticipated to be incurred in connection with the acquisition and operation of the Facility.

“Investment Package” shall have the meaning set forth in Section 3.1.

“Management Agreement” shall have the meaning set forth in Section 2.5 (as such Management Agreement may be amended, modified, substituted, extended, supplemented and renewed from time to time).

“Montecito Capital Commitment” shall have the meaning set forth in Section 2.2(a).

“Montecito” shall have the meaning set forth in the Preamble.

“Montecito Partner” shall have the meaning set forth in Section 2.1.

“Montecito Deposit” shall have the meaning set forth in Section 2.2(d).

“Other Due Diligence Materials” shall have the meaning set forth in Section 3.2.

“Permitted Exceptions” shall mean with respect to the Facility: (i) liens for taxes, assessments and governmental charges with respect to the Facility not yet due and payable or due and payable but not yet delinquent, (ii) easements for utilities serving the Facility, (iii) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations, (iv) any exceptions, exclusions and other matters set forth in or disclosed by the title commitments issued to Facility Entity and approved by Montecito and CHP and (iii) such other matters as shall be reasonably approved by Montecito and CHP.

“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity.

“Real Estate Contract” shall mean that certain Sale Agreement dated as of November 9, 2012, by and between Facility Seller, as the seller of the Facility, and MMIC, as the purchaser of the Facility, for the purchase and sale of the Facility, as amended by that certain First Amendment to Sale Agreement dated effective as of December 13, 2012, the Second Amendment to Sale Agreement dated effective as of December 13, 2012, the Third Amendment to Sale Agreement dated effective as of December 19, 2012, the Fourth Amendment to Sale Agreement dated effective as of December 21, 2012, the Fifth Amendment to Sale Agreement dated effective as of December 27, 2012, the Sixth Amendment to Sale Agreement dated effective as of December 28, 2012, the Amendment to Sale Agreement dated effective as of December 28, 2012, the Seventh Amendment to Sale Agreement dated effective as of January 11, 2013, and as such Real Estate Contract may be further amended, modified, substituted, extended, supplemented and renewed prior to the Closing, a copy of which contract, together with all amendments thereto, is attached hereto as Exhibit B.

“Survey” shall have the meaning set forth in Section 3.2.

“Title Commitment” shall have the meaning set forth in Section 3.2.

“Title Company” means First American Title Insurance Company or any other title company mutually agreed to by the parties to be used as the settlement agent or title insurer for the Facility.

“Title Policy” shall have the meaning set forth in Section 7.1.

“Transaction Documents” shall mean this Agreement, the Venture Agreement, the Facility Documents for such Facility and such other agreements between or among the Facility Entity and the Facility Manager as shall be entered into at the Closing for the Facility.

“Venture” shall have the meaning set forth in Section 2.1.

“Venture Agreement” shall have the meaning set forth in Section 2.1 (as such Venture Agreement may be amended, modified, substituted, extended, supplemented and renewed from time to time).

“Zoning Evidence” shall have the meaning set forth in Section 3.2.

1.2 Interpretation.

The headings preceding the text of Articles and Sections included in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the term “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to Articles, Sections, clauses, or Exhibits shall refer to those portions of this Agreement, and any reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement.

ARTICLE II

FORMATION OF VENTURES AND FACILITY ENTITIES

2.1 Formation of Ventures and Facility Entities.

(a) CHP will form CHP MCB Holding, LLC, a Delaware limited liability company (“CHP Holding”) and CHP Holding will form CHP Claremont Holding, LLC, a wholly-owned Delaware limited liability company formed for the sole purpose of entering into the Venture (“CHP Partner”). Montecito will form a to-be-named single purpose entity formed for the sole purpose of entering into the Venture (“Montecito Partner”). Prior to the Closing, CHP Partner and Montecito Partner will enter into the Amended and Restated Limited Liability Company Agreement in substantially the form attached hereto as Exhibit C (the “Venture Agreement”) to create a joint venture by forming CHP Montecito Partners I, LLC, a Delaware limited liability company (the “Venture”), that will form the Facility Entity to acquire and own the Facility. CHP and Montecito acknowledge that Montecito has offered Facility Seller the right and option to participate in the Venture as an equity owner of the Montecito Partner, with such right and option assignable to the partners of the Facility Seller. Facility Seller has notified Montecito that it will exercise such right and option and shall invest One Hundred Twenty Five Thousand Dollars ($125,000.00) as a member or partner, as applicable, of Montecito Partner. Such equity participation in Montecito Partner shall be subject to the terms and conditions set forth in the Real Estate Contract and the Venture Agreement. Montecito Partner shall have no equity owners other than Montecito or an Affiliate of Montecito and Facility Seller or its permitted assigns. The Facility Seller’s investment in Montecito shall be passive and Facility Seller shall not be the managing member of Montecito Partner.

(b) Montecito and CHP shall be guided by the provisions of this Agreement in forming the Venture and causing the Venture to form the Facility Entity. Unless otherwise agreed by Montecito and CHP, the Facility Entity shall be capitalized with approximately 65% debt and 35% equity.

2.2 Capital Commitment of Montecito and CHP.

(a) Montecito Capital Commitment. Except as otherwise agreed by Montecito and CHP pursuant to the Venture Agreement, the aggregate commitment of Montecito Partner to the Venture is anticipated to be approximately Seven Hundred Twenty-Eight Thousand Seven Hundred Fifty Dollars ($728,750) based on Montecito Partner’s pro rata share of the anticipated purchase price for the Facility, taking into consideration anticipated financing, plus Montecito’s share of anticipated acquisition costs and initial working capital reserves (the

“Montecito Capital Commitment”). On the Closing Date of the Facility pursuant to the terms of the Venture Agreement or as otherwise agreed to by the parties, Montecito shall cause the Montecito Partner to fund the Montecito Capital Commitment, subject to the provisions of Section 2.2(d) below with respect to the Montecito Deposit as defined therein. Montecito Partner’s initial equity contribution related to the Facility may be comprised of cash and the contribution of certain due diligence and pre-acquisition costs incurred by Montecito or its Affiliates in connection with due diligence relating to the acquisition of the Facility and with the preparation and execution of the Real Estate Contract for the Facility.

(b) CHP Capital Commitment. Except as otherwise agreed by Montecito and CHP pursuant to the Venture Agreement, the aggregate commitment of CHP Partner to the Venture is anticipated to be approximately Six Million Five Hundred Fifty-Eight Thousand Seven Hundred Fifty Dollars ($6,558,750) based on CHP Partner’s pro rata share of the anticipated purchase price for the Facility, taking into consideration anticipating financing, plus CHP’s share of anticipated acquisition costs and initial working capital reserves (the “CHP Capital Commitment” and, together with the Montecito Capital Commitment, the “Capital Commitments”). The CHP Capital Commitment shall be paid in cash. On the Closing Date of the Facility pursuant to the terms of the Venture Agreement or as otherwise agreed to by the parties, CHP shall cause the CHP Partner to fund the CHP Capital Commitment, subject to the provisions of Section 2.2(d) below with respect to the CHP Deposit as defined therein.

(c) Payments. The parties understand and acknowledge that only a portion of the Capital Commitments of the Montecito Partner and the CHP Partner may be due on the Closing Date of the Facility or if the parties agree the Capital Commitments of Montecito Partner and CHP Partner may instead be advanced only when the funds are needed for the Facility.

(d) Deposit on Real Estate Contract. Each of Montecito and CHP acknowledge that the Facility Seller has required a deposit in the aggregate amount of Four Hundred Thousand Dollars ($400,000) (“Deposit”) payable under the terms of the Real Estate Contract, such Deposit having already been deposited by Montecito and an Affiliate of Montecito with the Escrow Holder (as defined in the Real Estate Contract) in accordance with the Real Estate Contract. At the option of Montecito, at Closing, CHP shall reimburse Montecito for CHP’s pro rata share of the Deposit (“CHP Deposit Share”), in which event, such reimbursement by CHP shall be considered part of the CHP Capital Commitment, or the entire Deposit shall be deemed part of the Montecito Capital Commitment. Notwithstanding the foregoing, following Approval by CHP, CHP shall reimburse Montecito for that portion of the CHP Deposit Share that is non-refundable by Seller if the Venture is not formed and does not acquire the Facility because CHP does not enter into the Venture other than due to (i) breach by the Facility Seller, (ii) the failure of the Venture to obtain CHP approved financing for the acquisition of the Facility other than due to breach by CHP or (iii) breach by Montecito or MMIC, in any of which events Montecito shall bear the entire risk of loss of any portion of the Deposit that is non-refundable by Seller. Other than as set forth above, Montecito acknowledges and agrees that as between Montecito and its Affiliates, on the one hand, and CHP, on the other hand, Montecito and its Affiliates shall bear the entire risk of loss of any non-refundable portion of the Deposit.

2.3 Initial Budgeted Facility Costs. The Initial Budgeted Facility Costs for the Facility may be amended as set forth in the Venture Agreement and shall be attached as an exhibit to the Venture Agreement.

2.4 Fees and Expenses.

(a) Reimbursement of Montecito. Montecito or its Affiliates shall be entitled to the fees and expense reimbursements for various services to the Venture and the Facility Entity as described below.

(b) Generally. To the extent expenses incurred by Montecito or its Affiliates in connection with the acquisition of the Facility are part of the Initial Budgeted Facility Cost for the Facility, at Closing, the Venture will reimburse Montecito or its Affiliate, for all out-of-pocket expenses actually incurred by Montecito or its Affiliates in negotiating the terms of the Real Estate Contract, preparing the Investment Package, conducting due diligence, and taking other actions necessary to investigate and consummate the transaction contemplated by this Agreement (including, but not limited to, the costs set forth in subsections (c)-(e) below, reasonable travel expenses, telephone costs, and reasonable legal and accounting services) and transferring the Facility to the Facility Entity by deed, through an Assignment of the Real Estate Contract, or otherwise. Montecito will provide appropriate documentation to support such costs and expenses.

(c) Real Estate Taxes; Utility and Other Deposits. All real estate taxes (including special assessments attributable to the period prior to the Closing of the Facility) and utility expenses in connection with a Facility’s operations, with respect to the period prior to the Closing Date but unpaid as of the Closing Date shall become the obligation of the Facility Entity at Closing. All real estate taxes (including special assessments attributable to the period prior to the Closing of the Facility), utility expenses and any paid deposits in connection with the Facility’s operations, with respect to the period prior to the Closing Date which were paid by Montecito or its Affiliates prior to the Closing Date shall be reimbursed by the Venture at Closing. In addition, all such items of cost and expense of the Facility, with respect to the period from and after the Closing Date shall be paid by the Facility Entity or Venture.

(d) Third-Party Costs. All Third-Party Costs (hereinafter defined) with respect to the Facility shall be borne one hundred percent (100%) by the Venture at the Closing of acquisition of the Facility. As used herein, the term “Third-Party Costs” shall mean, without limitation, the following costs and expenses which are incurred by CHP, Montecito, Facility Entity, or their respective Affiliates: (i) any environmental reports, property appraisals, and surveys prepared in connection with the purchase and sale of the Facility; (ii) premiums for the title insurance policies and endorsements to be provided at the Closing of the Facility pursuant to the terms of this Agreement; (iii) any closing or escrow charges or other expenses payable on the Closing Date to the Title Company; (iv) outside local counsel fees and costs and lender’s counsel fees and costs in connection with the Closing, and (v) outside counsel fees and expenses of Montecito and CHP in connection with the preparation and negotiation of the Facility acquisition and loan documents and other instruments delivered in connection with the consummation of the Closing of the Facility. To the extent that the Third-Party Costs are known and have or shall be paid on or prior to the Closing Date by Montecito or its Affiliate (other than Facility Entity)

(without implying any Montecito’s obligation to advance Third Party Costs), the Venture shall reimburse Montecito or its Affiliate on the Closing Date for such costs and expenses or, at Montecito’s option, Montecito shall cause Montecito Partner to contribute such costs to the Venture as part of Montecito Partner’s capital contribution.

(e) Transfer Taxes. The Venture shall be responsible for the Transfer Taxes, if any, allocated to the Facility Entity pursuant to the Real Estate Contract and relating to the Facility transferred to the Facility Entity at Closing. As used herein, the term “Transfer Taxes” shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the Closing for the Facility and the recordation or filing of any documents or instruments in connection therewith and the sale, transfer, assignment or conveyance of the Facility from the owner thereof to Facility Entity.

(f) Post-Closing Apportionments. If any of the items described in this Section 2.4 cannot be apportioned at the Closing of the Facility because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at the Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that no party shall have the right to request apportionment or reapportionment of any such item at any time following the first anniversary of the Closing Date of the Facility. The obligations of the parties under this Section 2.4 shall survive until the first anniversary of the Closing Date of the Facility.

(g) Acquisition Fee. At the Closing of acquisition of the Facility, Montecito or its Affiliates will earn and be paid by the Venture an acquisition fee in an amount equal to eight tenths of one percent (0.80%) of the gross purchase price for the Facility.

(h) Payment of Non-Affiliate Third Party Due Diligence Expenses in Event of Non-Formation of Venture. Each of Montecito and CHP acknowledge and agree that if the Venture is not formed and does not acquire the Facility, each Party shall bear the costs of its own internal legal fees and due diligence expenses relating to the proposed Venture and acquisition of the Facility. Further, CHP shall have no obligation to reimburse Montecito for CHP’s pro rata portion of any non-Affiliate third party due diligence expenses incurred by Montecito or its Affiliates in connection with the Facility, other than in the event the acquisition of the Facility does not close after CHP Approval due to breach by the Facility Seller, in which event Montecito will be first reimbursed for non-Affiliate third party due diligence expenses incurred by it from what the Facility Seller is obligated to reimburse MMIC or its Affiliates under the Real Estate Contract and any remaining unreimbursed non-Affiliate third party due diligence expenses shall be shared pro rata by CHP and Montecito. CHP also shall reimburse Montecito for any of CHP’s pro rata share of any non-Affiliate third party due diligence expenses incurred by Montecito or its Affiliates in the event that following Approval CHP does not enter into the Venture other than due to (i) the failure of the Venture to obtain CHP approved financing for the acquisition of the Facility unless such failure is due to breach by CHP or (ii) breach by Montecito or MMIC, in any of which events Montecito shall be solely responsible for payment of third party due diligence expenses.

2.5 Management Agreement. The Parties intend that at the Closing, the Facility Entity will enter into a management agreement with StoneCreek Investment Corporation, d/b/a StoneCreek Company to provide property management services for the Facility (the “Management Agreement”).

ARTICLE III

Facility Approval Process

3.1 Investment Package to CHP. Montecito has submitted the following documents to CHP for review by CHP (collectively, the “Investment Package”):

(a) A copy of the Real Estate Contract;

(b) A narrative description of the Facility;

(c) A competitor analysis of the competing facilities in the area;

(d) A summary of licenses and permits required for the Facility;

(e) A summary of the demographics for the Facility’s trade area;

(f) If available, blueprints for the Facility;

(g) Location and aerial maps;

(h) Initial drafts of loan documents from the intended lender setting forth the terms and conditions for the proposed financing of the acquisition of the Facility; and

(i) A draft financial pro forma projection.

3.2 Additional Due Diligence Material to be Furnished to CHP. Montecito has delivered or shall deliver when available to Montecito but prior to Closing (in electronic or hard copy format) to CHP, to the extent such information was not provided to CHP as part of the Investment Package or the information included in the Investment Package is thereafter updated or materially revised) the following information (“Other Due Diligence Materials”):

(a) Environmental and geotechnical investigation of the site where the Facility is located, as available (collectively, the “Environmental Studies”);

(b) A current title report or commitment, issued by the Title Company, showing all matters of record (including legible copies of all such matters of record) with respect to the Facility (the “Title Commitment”);

(c) An ALTA/ACSM Class A boundary survey (or the customary equivalent in the jurisdiction in Facility is located) (the “Survey”) from a licensed surveyor authorized to do business in the state in which the Facility is located; and

(d) Evidence that the Facility complies with applicable zoning requirements, such evidence shall consist of either a zoning endorsement on the owner’s title policy (if available), certification by surveyor, a zoning report or letter from the municipality regarding zoning (the “Zoning Evidence”) and in compliance with applicable licenses and permits.

3.3 Approval Process.

(a) CHP notified Montecito on January 11, 2013, 12:00 p.m. Eastern Time that CHP has preliminary approved entering into the Venture and the acquisition of the Facility by the Venture, with final approval being subject to resolution to CHP’s satisfaction of certain title issues affecting the Facility and final approval of loan documents for financing the acquisition of the Facility (“Approval”), and subject to Approval, has authorized the formation of the Facility Entity with respect thereto.

(b) Each of CHP and Montecito shall have the right to all inspection periods provided in the Real Estate Contract to conduct their respective due diligence, obtain any necessary applicable entity approvals and determine whether to proceed with the formation of the Venture or the acquisition of the Facility. Montecito will use its best efforts to ensure that CHP is provided or granted access to all due diligence and Facility-level materials.

(c) Closing of the Facility shall occur no later than January 16, 2013.

3.4 Acquisition by Montecito or CHP. If CHP does not grant the Approval or elects not to enter into the Venture due to failure of the financing contingency or other than due to breach by Montecito, then CHP shall promptly provide Montecito notice of such election, this Agreement shall terminate and be of no further force and effect, and Montecito shall be free to pursue the acquisition of the Facility on its own account or with a third party. If CHP grants Approval, but Montecito elects not enter into the Venture other than due to breach by CHP, then Montecito shall promptly provide notice to CHP of such election, this Agreement shall terminate and be or no further force and effect and CHP shall be free to pursue the acquisition of the Facility on its own account or with a third party. CHP shall provide Montecito written notice of the exercise of such right no later than five (5) business days following receipt of notice from Montecito of such election not to continue. If CHP so elects to proceed with the acquisition of the Facility by providing notice as provided herein after Montecito has elected not to proceed, Montecito shall cause Facility Seller to assign the Real Estate Contract to CHP or its designee and in connection with the Closing of the acquisition of the Facility, CHP shall cause Montecito to be reimbursed for its commercially reasonable non-Affiliate third party due diligence expenses and costs for negotiating and preparing the Real Estate Contract. Each Party shall bear its own costs and expenses in connection with the negotiation and preparation of this Agreement.

ARTICLE IV

Facility Financing

4.1 Loan.

(a) Each of Montecito and CHP will, or will cause their respective Affiliates to, use commercially reasonable efforts to secure a loan for the acquisition of the Facility with an institutional lender. Acquisition of a loan on terms reasonably approved by Montecito and CHP shall be a condition precedent to the obligations of Montecito and CHP to enter into the proposed Venture.

(b) The lender and terms associated with the loan will be subject to final approval by both CHP and Montecito and both CHP and Montecito reserve the right to approve or not approve any aspects of the loan in their sole and absolute discretion. In any event, the Parties agree that the loan terms must be approved by both Parties prior to Closing.

4.2 Non-Recourse; Carve-outs. The loan will be a property specific mortgage loan non-recourse to the Facility Entity and its members, provided that except as required by the lender, each of Montecito and CHP will be severally but not jointly responsible for any recourse carve-outs required by the lenders relating to Montecito’s or CHP’s “bad boy” acts (i.e. fraud or intentional misrepresentation). The Venture will be responsible for any other recourse carve-outs required by the lenders for the Facility. Montecito and CHP will, to the extent required by lender, issue any required recourse carve-out guaranties (i.e., environmental) or any other guaranties, in forms acceptable to Montecito and CHP in their sole discretion, and each shall be liable pro rata based on its ownership interest in the Venture.

ARTICLE V

Term

5.1 Term. This Agreement shall remain in force and effect until the earlier of (1) termination in accordance with Section 3.4, or (2) the formation of the Venture and execution of the Venture Agreement by or on behalf of Affiliates of CHP and Montecito.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Venture Agreement. The Parties acknowledge that the form of the Venture Agreement attached hereto as Exhibit C has been negotiated by the Parties in good faith and is in substantially final form. Except for such additional modifications or revisions as shall be mutually agreed to by the Parties in good faith, in connection with the Closing, the Parties shall enter into the Venture Agreement for the formation and operation of the Venture.

6.2 Press Releases. Upon the acquisition or disposition of the Facility, each party hereto may issue press releases, advertisements and other promotional materials describing in general terms or in detail as to its participation in such transaction; provided any references to the other party hereto in such press releases, advertisement or other promotional materials may be made only with such other party’s prior written consent.

6.3 Informational Meetings. Each of Montecito and CHP agrees to hold meetings with the other party at reasonable times, at mutually acceptable locations and upon reasonable notice to review and discuss the status of the acquisition of the Facility.

6.4 Confidentiality. The terms and conditions of this Agreement and the transactions described herein, including the identity of the parties hereto will be held by the parties in strict confidence and will not be disclosed to anyone, other than their respective legal counsel, shareholders, directors, lenders, advisors, consultants, employees, agents and representatives who need to know such information in connection with the transactions contemplated hereby; provided, however, that it shall not be a breach of this covenant in the event that any of such information is legally available from other public sources, and provided further, that notwithstanding the foregoing restrictions, nothing herein shall prohibit CHP or its parent entity, CNL Healthcare Properties, Inc., from disclosing any such information (including financial information regarding Montecito) in connection with, and as may be required by, law, including, without limitation, disclosure obligations required under applicable federal securities laws and regulations.

6.5 Exclusivity. Each party covenants and agrees that until the earlier of (1) forty-five (45) days from the execution of this Agreement or (2) the execution of the Venture Agreement, or (3) CHP’s delivery of a written notice to Montecito that is has elected not to proceed with the Venture (“Exclusivity Covenant”), neither party to this Agreement shall, directly or indirectly, and each shall prevent its officers directors, employees, agents, partners, consultants and representatives from directly or indirectly: (a) taking any action to solicit or initiate any Acquisition Proposal (as defined herein) or (b) initiating, continuing, responding to, or engaging in any discussions or negotiations concerning any Acquisition Proposal with any Person. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, any acquisition or financing of the Facility, or any portion thereof, whether by way of an acquisition of all or any portion of the assets or capital stock of the Facility Seller (or assignees of the Facility Seller under the Real Estate Contract), by way of merger, consolidation or other business combination. In event of a breach of this Exclusivity Covenant, the non-breaching party shall have all remedies permitted by law.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1 CHP’s Conditions Precedent. Without limiting the scope of all conditions to be satisfied prior to CHP consummating a Closing with respect to the Facility, the following matters shall have been completed to the satisfaction of, or waived by, CHP prior thereto:

(a) Fulfillment of Obligations. Montecito shall have complied in all material respects with all of its obligations and covenants under this Agreement, the Venture Agreement, the Real Estate Contract (if the Real Estate Contract is being assigned to the Facility Entity at Closing), and the Transaction Documents with respect to the Facility Entity required to be performed by it on or before the applicable Closing Date.

(b) Representations and Warranties. All of the representations and warranties of Montecito hereunder shall be true, correct and complete in all material respects on and as of the applicable Closing Date as if made on the applicable Closing Date.

(c) Deliveries. Montecito shall have made all of the deliveries contemplated to be delivered by it pursuant to Section 8.2, all in form and substance reasonably satisfactory to CHP.

(d) Facility Financing. The Facility Entity shall have obtained a loan having terms as set forth in Article IV and otherwise reasonably acceptable to CHP.

(e) Hazardous Materials. CHP has satisfied itself that no Hazardous Material shall exist or be known to exist on, under or about the Facility, except to the extent such Hazardous Material was reflected in the environmental report with respect to the Facility and CHP did not object to or further investigate such Hazardous Material.

(f) Title Policy. The Title Company shall have delivered an Owner’s Policy of Title Insurance or marked-up commitment (with policy to follow thereafter), including, without limitation, the following endorsements, to the extent available: owner’s comprehensive, survey, zoning 3.0, access, separate tax lot, subdivision, and such other endorsements as CHP and Montecito may reasonably agree upon (each a “Title Policy”) issued by the Title Company for the full value of the Facility, insuring the Facility Entity, as the owner of the Facility, subject only to the Permitted Exceptions.

(g) Settlement Statement. CHP and Montecito shall have each approved the Settlement Statement to be executed by Facility Seller and Facility Entity.

7.2 Montecito’s Conditions Precedent. Without limiting the scope of all conditions to be satisfied prior to consummating a Closing with respect to a Facility, the following matters shall have been completed to the satisfaction of, or waived by, Montecito prior thereto:

(a) Fulfillment of Obligations. CHP shall have complied in all material respects with all of its obligations and covenants under this Agreement, the Venture Agreement of the Venture that will own the Facility, the Real Estate Contract (if the Real Estate Contract is being assigned to the Facility Entity at Closing), and the Transaction Documents with respect to the Facility Entity required to be performed by it on or before the applicable Closing Date.

(b) Representations and Warranties. All of the representations and warranties of CHP hereunder shall be true, correct and complete in all material respects on and as of the Closing Date as if made on the Closing Date.

(c) Deliveries. CHP shall have made all of the deliveries contemplated to be delivered by it pursuant to Section 8.3, all in form and substance reasonably satisfactory to Montecito.

(d) Hazardous Materials. Montecito has satisfied itself that no Hazardous Material shall exist or be known to exist on, under or about the applicable Selected Site, except to the extent such Hazardous Material was reflected in the environmental report with respect to the Facility and Montecito did not object to or further investigate such Hazardous Material.

(e) Title Policy. The Title Company shall have delivered the Title Policy issued by the Title Company for the full value of the Facility and all proposed Improvements thereon, insuring the applicable Facility Entity, as the owner of the Facility, subject only to the Permitted Exceptions.

(f) Settlement Statement. CHP and Montecito shall have each approved the Settlement Statement to be executed by Facility Seller and Facility Entity.

ARTICLE VIII

CLOSING

8.1 Closing. The Closing shall take place on the date, and at the place and time, required under the Real Estate Contract at such other place as Montecito, Facility Seller and CHP shall agree (each such date being hereinafter referred to as a “Closing Date”).

8.2 Deliveries by Montecito or Montecito Partner. Without limiting the scope of the documents and agreements to be delivered by Montecito or Montecito Partner at the Closing, it is anticipated that Montecito will deliver or cause Montecito Partner or Facility Seller, as applicable, to deliver, such of the following as CHP shall deem reasonably necessary for the Closing:

(a) A counterpart to the Venture Agreement duly executed by or on behalf of the Montecito Partner;

(b) An Assignment of Real Estate Contract to the Facility Entity executed by MMIC and the Facility Entity, as approved by CHP Partner and Montecito Partner;

(c) A grant deed in recordable form transferring fee simple title or leasehold interest (as applicable), subject to the Permitted Exceptions, from the record owner of the Facility to the Facility Entity, in form and substance customary in the jurisdiction in which the Facility is located;

(d) Certified copies of applicable resolutions, certificate of good standing, and certificate of incumbency with respect to Montecito Partner;

(e) Evidence of procurement of all material licenses and permits required or used in the operation of the Facility;

(f) Estoppel letters from tenants of the Facility or the Facility Seller, as applicable and as set forth in the Real Estate Contract, in form and substance required under the Real Estate Contract, with any changes to such forms being satisfactory to CHP in its reasonable discretion;

(g) The documents required to be delivered by Montecito or Montecito Partner under the acquisition loan agreement, including any guaranties;

(h) Evidence of insurance in such amounts as shall be agreed by CHP and Montecito;

(i) A counterpart of the applicable resolutions of Venture executed by the Montecito Partner;

(j) Certified copies of applicable resolutions, certificate of good standing, and certificate of incumbency with respect to Montecito and Montecito Partner;

(k) Certified copies of all organizational documents, applicable resolutions, certificates of incumbency, and good standing certificates with respect to Montecito or its Affiliate that is executing the Assignment of Real Property Contract and the Montecito Partner;

(l) A counterpart of a Settlement Statement relating to the Facility duly executed by the Facility Entity as approved by Montecito Partner and CHP Partner;

(m) Any and all additional documents, certificates or instruments the Title Company or CHP deems reasonably necessary to the proper formation of the Facility Entity, the acquisition of the Facility by the Facility Entity, or which are otherwise required by this Agreement; and

(n) Montecito Partner’s Capital Commitment.

8.3 Deliveries by CHP or CHP Partner. Without limiting the scope of the documents and agreements to be delivered by CHP at the Closing, it is anticipated that CHP will deliver or cause CHP Partner to deliver, such of the following as Montecito shall deem reasonably necessary for the Closing:

(a) A counterpart to the Venture Agreement duly executed by or on behalf of the CHP Partner;

(b) A counterpart of the applicable resolutions of Venture executed by CHP Partner as managing member of the Venture, as approved by CHP Partner and Montecito Partner;

(c) Certified copies of applicable resolutions, certificate of good standing, and certificate of incumbency with respect to CHP Partner;

(d) The documents required to be delivered by CHP or CHP Partner under the acquisition loan agreement, including any guaranties;

(e) A counterpart of a Settlement Statement relating to the Facility duly executed by Facility Entity as approved by Montecito Partner and CHP Partner;

(f) A counterpart of the signature page of the Management Agreement for the Facility dated effective as of the Closing date, duly executed by the Facility Entity, as approved by CHP Partner and Montecito Partner;

(g) Any and all additional documents, certificates or instruments the Title Company or Montecito deems reasonably necessary to the proper formation of the Facility Entity, the acquisition of the Facility by the Facility Entity, or which are otherwise required by this Agreement; and

(h) CHP’s Capital Commitment.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of Montecito. Montecito hereby represents and warrants to CHP as follows:

(a) Montecito is a limited liability company duly formed and validly existing under the laws of the state of Delaware, with all requisite power and authority to carry on its business as now being conducted. Montecito has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Montecito. This Agreement and such other agreements have been executed and delivered by a duly authorized officer of Montecito and constitute the valid and binding obligations of Montecito, enforceable against Montecito in accordance with the terms hereof and thereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Montecito do not: (i) violate any decree or judgment of any court or governmental authority that may be applicable to Montecito; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which Montecito is a party; or (iv) violate or conflict with any provision of the organizational documents of Montecito.

(d) No broker, finder, agent or other intermediary has been employed by or on behalf of Montecito in connection with the negotiation or consummation of this Agreement or the Venture Agreement, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by Montecito.

(e) None of Montecito or its Affiliates has received written notice of and, to the best knowledge of Montecito, no investigation, action or proceeding is pending or threatened,

and none of Montecito or its Affiliates has received written notice of and, no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of (1) this Agreement or any Transaction Document or (2) any action taken or to be taken pursuant hereto or thereto, (ii) may adversely affect the authority or ability of any Montecito Affiliate to perform its respective obligations under the Transaction Document(s) to which it is a party, (iii) may result in or subject the Facility to a liability which is not covered by insurance, (iv) involves condemnation or eminent domain proceedings against any material part of the Facility, or (v) threatens moratorium, legislative initiative or the like which could materially impact the ownership or operation of the Facility.

(f) As of the Effective Date, Montecito has no actual knowledge of any default by Seller under the Real Estate Contract.

9.2 Representations and Warranties of CHP. CHP hereby represents and warrants to Montecito as follows:

(a) CHP is a Delaware limited partnership duly formed and validly existing under the laws of the state of its organization, with all requisite power and authority to carry on its business as now being conducted. CHP has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of CHP. This Agreement and such other agreements have been executed and delivered by a duly authorized officer of CHP and constitute the valid and binding obligations of CHP, enforceable against CHP in accordance with the terms hereof and thereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by CHP do not: (i) to CHP’s knowledge violate any decree or judgment of any court or governmental authority that may be applicable to CHP; (ii) to CHP’s knowledge violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which CHP is a party; or (iv) violate or conflict with any provision of the organizational documents of CHP.

(d) No broker, finder, agent or other intermediary has been employed by or on behalf of CHP in connection with the negotiation or consummation of this Agreement or the Venture Agreements, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by CHP. CHP shall indemnify and hold harmless Montecito or its Affiliates and their respective successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with CHP.

ARTICLE X

MISCELLANEOUS

10.1 Not Exclusive, Non-Compete. Montecito and CHP each acknowledge that the other will continue to pursue business opportunities outside of the Venture. Except to the extent set forth in the Venture Agreement, each party is free to pursue all such activities and may engage in or possess an interest in any other business venture or ventures of any nature and description and in any vicinity whatsoever, independently or with others, including but not limited to the ownership, development, financing, leasing, operation, management, syndication, brokerage, subdivision or sale of real property, and neither the Venture nor any other party shall have any rights in and to such independent ventures or to income or profits derived therefrom.

10.2 Notices. Any and all notices, including any demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing, addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others parties) and if delivered either (a) in hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by facsimile transmission with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered on the day and at the time indicated in the sender’s automatic acknowledgment. If a notice is sent to a party, then copies of such notice under this Section shall also be sent by the same delivery method to the copy recipients. Whenever under this Agreement a notice is required to be delivered on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of required delivery shall automatically be extended to the next Business Day. All such notices shall be addressed as follows:

If to CHP, to:	CHP Partners, LP 450 South Orange Avenue, 12th Floor Orlando, Florida 32801 Attn.: Holly J. Greer, Esq. Facsimile: (407) 540-2544 Email: Holly.Greer@cnl.com

Copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

CNL Center at City Commons

450 South Orange Avenue, Suite 800

Orlando, FL 32801

Attn: Peter E. Reinsert, Esq.

Facsimile: (407) 843-4444

Email: Peter.Reinert@lowndes-law.com

If to Montecito, to:	c/o Montecito Medical Property Company, LLC 6187 Carpinteria Avenue, Suite 300 Carpinteria, California 93013 Attn: Paul Sandler Facsimile No.: 805-456-8785 Email: psandler@montecitomac.com

Copy to:	Beavers/Rogers Law & Advisory Group, LLC 500 Jesse Jewell Pkwy, Suite 300 Gainesville, GA 30501 Attn: William S. Rogers, Esq. Facsimile: (678) 928-5275 Email: brogers@beaversrogers.com

Any of the parties may specify a different address for receiving notices, requests, demands, and other communications under this Agreement by delivering written notice at the new address to the other parties in the manner provided in this Section.

10.3 Expenses. Except as otherwise specifically contained herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

10.4 Costs of Dispute. In any legal action or proceeding arising out of this Agreement, the successful or prevailing party or parties therein will be entitled to recover from the other party or parties reasonable attorney’s fees and other costs incurred in that action or proceeding, including those related to appeal of any such action. The recovery of attorney’s fees and costs will be in addition to any other relief to which the successful or prevailing party or parties may be entitled.

10.5 No Third-Party Beneficiaries. The parties do not intend to confer any benefit hereunder on any Person other than the parties hereto and any Facility Entities that are formed as a result of the terms hereof.

10.6 No Assignment. Neither Montecito nor CHP shall have the right to assign any right or obligation under this Agreement to any other Person, without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign its rights, but not its obligations hereunder to an Affiliate; provided that neither Montecito nor CHP shall be relieved of any of its obligations hereunder as a result of any such assignment.

10.7 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature of either party to any of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page. Scanned signatures send by electronic mail shall be sufficient to bind the parties hereto.

10.8 Amendments. This Agreement may be amended, modified or supplemented but only in a writing signed by all of the parties.

10.9 Validity. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those with respect to which it is held invalid shall not be affected thereby and shall continue to be binding and in force.

10.10 Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws principles.

(b) For the purposes of any suit, action or proceeding involving this Agreement, the parties each hereby expressly and irrevocably submits to the jurisdiction of all federal and state courts sitting in the State of Florida which courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. The parties consent to service of process, wherever made, by certified mail return receipt requested, personal service or any other method permitted by applicable law and the rules of the applicable court. In furtherance of such agreement, the parties agree, upon the request of any party, to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c) Each party hereby irrevocably waives any objection that either party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Florida and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) If for any reason, the state and federal courts sitting in the State of Florida refuse to exercise jurisdiction over the proceeding or any party, then litigation as permitted herein may be brought in any court of competent jurisdiction in the United States of America.

(e) EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE FACILITY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

10.11 Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

10.12 Binding Effect. Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

10.13 Entire Agreement. This Agreement, together with the Venture Agreement, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

10.14 Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

10.15 Approvals in Writing. All approvals required hereunder shall be in writing, including by means of e-mail.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, this Framework Agreement has been executed by each of the parties hereto as of the Effective Date.

CHP PARTNERS, LP,
a Delaware limited partnership

By:	CHP GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	CNL Healthcare Properties, Inc.,
a Maryland corporation, its Managing Member

	By:	/s/ Joseph Johnson
		Name:	Joseph Johnson
		Title:	Senior Vice President

MMAC BERKSHIRE, L.L.C., a Delaware limited liability company

By:	/s/ Edward Conk
	Name:	Edward Conk
	Title:	Chief Executive Officer

S-1

EXHIBIT A

Form of Assignment and Assumption of the Real Estate Contract

ASSIGNMENT AND ASSUMPTION OF REAL ESTATE CONTRACT

[Intentionally Omitted]

EXHIBIT B

Real Estate Contract

[Intentionally Omitted]

Exhibit C

Form of

Amended and Restated Limited Liability Company Agreement

Of

CHP Montecito Partners I, LLC

[Intentionally Omitted]